Exhibit 99.1

HAPC, INC.

For Immediate Release

HAPC Sets September 26, 2007 as Date for Proxy Vote to Approve InfuSystem Acquisition Monday August 13, 8:49 am ET

NEW YORK—(BUSINESS WIRE)—HAPC, Inc. (OTCBB: HAPN; HAPNW; HAPNU), today announced that it has filed with the Securities and Exchange Commission its definitive proxy statement relating to the previously announced acquisition of InfuSystem, Inc. A special meeting of HAPC stockholders has been scheduled for Wednesday, September 26, 2007 at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, 10178. HAPC stockholders of record as of August 6, 2007 will be eligible to vote at the special annual meeting. If the acquisition is approved, upon closing of the transaction, InfuSystem, Inc. will become wholly owned by HAPC, which will be renamed InfuSystem Holdings, Inc.

“I am pleased to announce the filing and mailing of HAPC’s definitive proxy statement,” commented Sean McDevitt, Chairman of HAPC. “Since its inception, InfuSystem has grown into a $31.7 million revenue company with a 32% compound annual growth rate in revenue since 2002. These results were achieved without the benefit of an aggressive marketing program. In addition, InfuSystem boasts an impressive 60% penetration of oncologist offices in the United States, and agreements with over 100 managed care plans covering over 125 million managed care lives.”

Mr. McDevitt continued, “The American Cancer Society estimates that there will be over 153,000 new cases of colorectal cancer in the U.S. in 2007. Given the impressive results of protocols involving continuous infusion therapy versus traditional bolus chemotherapy, these regimens are becoming a market standard for treatment of stage III and stage IV colorectal cancer. Currently, over 120 additional drug therapy clinical trials involving continuous infusion therapy are being conducted with similar results. As a result, InfuSystem has the opportunity to expand its current services to patients suffering from stage II colorectal cancer, as well as other forms of cancers, such as head and neck, pancreatic, gastric, lung, leukemia, and non-Hodgkin’s lymphoma, to name a few. We look forward to the upcoming shareholder vote to approve the acquisition of InfuSystem.”

About InfuSystem, Inc.

InfuSystem supplies external ambulatory infusion pumps allowing for the gradual administration of a drug over a period of days in the privacy of one’s home rather than higher dose treatments as in the case of chemotherapy administered in a hospital setting or doctor’s office.

About HAPC, Inc.

HAPC is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in HAPC’s publicly filed documents.

Additional Information and Where to Find It

HAPC’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents and other relevant documents filed by HAPC with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov.

Contact:

Investors:

Crescendo Communications, LLC

David K. Waldman/Klea K. Theoharis

212-671-1020